Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cherry Hill Mortgage Investment Corporation 2013 Equity Incentive Plan of our report dated April 29, 2013, with respect to the financial statements of Cherry Hill Mortgage Investment Corporation.

/s/ Ernst & Young LLP

New York, New York

October 7, 2013